Exhibit 10.14

CONSULTING SERVICE CONTRACT

(Stamped on April 10, 2019)

This Consulting Service Contract (hereinafter referred to as the “Contract”) is made and entered into by and between the following parties in Haidian District, Beijing. This Contract may be executed in paper form offline or in electronic form through the Didi Chuxing Online Contracting Platform (website: https://contract.didichuxing.com/, hereinafter referred to as the “Contracting Platform”). The Contract executed offline in paper form shall become effective upon the completion of the execution by both Parties (hereinafter referred to as the “Effective Date”); and the Contract executed online in electronic form shall become effective upon the completion of the execution on the Contracting Platform by both Parties (hereinafter referred to as the “Effective Date”) recorded by the third-party Online Document Depository.

Party A: Didi Chuxing Technology Co., Ltd.

Legal Representative: Chen Ting

Party B: Guobang (Chengdu) Financing and Leasing Co., Ltd.

Legal Representative: Gao Youkang

Hereinafter, Party A and Party B shall be individually referred to as a “Party” and collectively as the “Parties”.

Whereas:

1.	Party A is a company providing third-party e-commerce platform services, and wishes to assist the driver users (hereinafter referred to as “Driver Users”) registered on the platform in understanding the online ride-hailing policies and online ride-hailing services to improve their market competitiveness;

2.	Party B has the qualifications and power to provide Party A’s Driver Users with business support, consulting, training and other services as a consulting company, and acknowledges and undertakes to implement the Platform Rules made by Party A;

3.	The Parties wish to clarify the matters relating to the cooperation through this Contract, such as consulting services provided by Party B for Driver Users, and the standards of such services.

NOW, THEREFORE, the Parties hereto agree as follows:

1.	Definitions

Unless otherwise stated, the following terms used in this Contract shall have the following meanings:

1.1	“Platform” refers to the third-party e-commerce platform operated by Party A: Guyu Platform.

1.2	“Platform Rules” refers to the Guyu Platform Rules, Driver Service Company Management Practices, Driver User Consulting Service Standards, Driver Service Company Incentive Rules and other normative documents in connection with the Platform, of which Party B is informed by Party A via e-mail or in other forms, and normative documents published by Party A on the Platform.

1.3	“Didi” refers to Party A, Party A’s affiliates and their respective software and platforms operated by them.

1.4	“Online ride-hailing” refers to the online car-hailing.

1.5	“Online ride-hailing Service” refers to the online non-peripatetic car hailing service provided by certain entities through the service platforms based on the Internet technology using qualified vehicles and Driver Users, which integrates supply and demand information.

1.6	“Affiliates” refers to companies that have an affiliated relationship with each other, including but not limited to the companies, firms, corporations or other organizations of such nature established, participated in, operated and controlled by shareholders, legal representative, actual controllers or directors, supervisors and their immediate family members, collateral relatives within three generations, close relatives, etc.

1.7	“Officers” refers to the officers defined in the Company Law of the People’s Republic of China and the chief executive officer, chief financial officer, supervisors, etc. in a company.

1.8	“Laws” refers to laws, administrative regulations, local laws and regulations, autonomous regulations and separate regulations promulgated by the competent authorities, rules and regulations of the Ministries and Commissions of the State Council and local governments, judicial interpretations, normative documents, etc. in China.

1.9	“Unqualified Invoice” refers to i) any false, cancelled and other invalid invoices; ii) any invoice the issuance or provision of which is in violation of laws; iii) any invoice issued with incorrect type; iv) any invoice issued with tax rate inconsistent with the provisions of relevant contracts; v) any invoice with inaccurate information; or vi) any invoice may not be verified due to delay delivery, incorrect issuance and other faults by Party B.

1.10	“Period of Cooperation” refers to the term of validity of this Contract.

1.11	“Confidential Information” refers to any oral or written data and information exchanged between the Parties in respect of this Contract, including but not limited to the following:

1.11.1	The content of this Contract and its supplemental agreement(s);

1.11.2	The business (including but not limited to business decisions, management methods, operating strategies, incentive strategies, promotional information, etc.), operating, financial, technical, product and service information of any party obtained or received by the other party during the performance of this Contract or during the term of this Contract;

1.11.3	The other party’s user information, data, etc.;

1.11.4	The processes and results of settlement of any dispute arising from this Contract.

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1.12	“Intellectual Property Rights” refers to: (a) patents and patent applications; (b) trademarks, service marks, trade names, trade dress and domain names, and goodwill exclusively attached thereto; (c) copyrights, including the copyrights of computer software and the copyrights of the database; (d) secrets and proprietary information, including trade secrets and technical secrets; and (e) any rights similar to Subparagraphs (a)-(d) provided in any law, whether or not any one of the foregoing has been applied for registration or registered.

1.13	“Personal Injury Compensation” refers to the compensation provided in the Interpretation of the Supreme People’s Court on Several Issues Concerning the Application of Law in the Trial of Cases on Personal Injury Compensation.

2.	Content of Cooperation

During the Period of Cooperation, Party B will display its information and available services to Driver Users through the Platform provided by Party A, establish the consulting service relationship with Driver Users by contracting with them through the Platform, provide high-quality consulting services to Driver Users, and assist Driver Users in the improvement of their market competitiveness.

3.	Rights and Obligations

3.1	Party A’s rights and obligations:

3.1.1	Party A shall maintain and operate the Platform relying on the existing technology to ensure the normal operation of the Platform, and to enable Party B to successfully enter into agreements with Driver Users by using the Platform, thus establishing the consulting service relationship.

3.1.2	Party A shall reply to problems encountered by Party B during the registration in and use of the Platform in a timely manner.

3.1.3	In case that Party B provides Driver Users with the consulting services conforming to the provisions of the Driver User Consulting Services Standards and satisfies the conditions provided in the Driver Service Company Incentive Rules and other Platform Rules, Party A shall pay Party B service fees. Party A is entitled to adjust the basis of calculation of service sees; provided that, Party A shall notify Party B in writing by email 10 days prior to the adjustment. In case that Party B disagrees to such adjusted basis of calculation, Party B shall submit a written application to Party A within 10 days from the date of receipt of the notice to apply for the termination of this Contract. If Party B fails to apply for the termination of this Contract within such 10-day period or continues to log in and use the Platform, it shall be deemed as that Party B agrees to the revised basis of calculation.

3.1.4	Party A is entitled to verify from time to time any information and data submitted by Party B and the information generated by the use of the Platform. In case any problem or doubt is discovered in the aforesaid information or data, Party A is entitled to take the following measures:

3.1.4.1	To request Party B to submit more information or documentary evidence;

3.1.4.2	To request Party B to make correction;

3.1.4.3	To temporarily close partial functions of the User ID of the Platform and other measures that Party A considers necessary.

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3.1.5	Party A is entitled to check the information released by Party B on the Platform. In case the information released by Party B contains the following information, Party A may take restrictive measures such as deleting such information without notifying Party B:

3.1.5.1.	Information that is irrelative to the driver service or not for the purpose of the driver service;

3.1.5.2	False promotional information that is misleading or exaggerating the facts or inconsistent with the facts;

3.1.5.3	Information of malicious competition or other information that may disrupt the normal transaction order of the Platform;

3.1.5.4	Information that violates the laws or the public interests or may harm the legitimate interests of the Platform and/or other third parties.

3.2	Party B’s rights and obligations:

3.2.1	Party B is entitled to use the Platform to publish its own information and introduce the available services, subject to the compliance with this Contract and the platform rules and prior approval by Party A.

3.2.2	In case Party B provides Driver Users with the consulting services conforming to the provisions of the Driver User Consulting Service Standards and satisfies the conditions provided in the Driver Service Company Incentive Rules and other Platform Rules, Party B is entitled to the service fees.

3.2.3	Party B shall guarantee the authenticity, legality, completeness, accuracy and validity of any data and information provided by it to Party A, and guarantee that such data and information are in compliance with this Contract and the Platform Rules during the Period of Cooperation; and shall guarantee the validity and security of the email address, telephone number, address, postal code, etc., provided by it to Party A, and the successful contact by Party A or Driver Users with Party B through the aforementioned contact information. In case such data or information or contact information is changed or invalid, Party B shall notify Party A of the changed information or the invalidity at least 3 working days in advance.

3.2.4	In the event of any complaint from any passenger, or any traffic accident, or the receipt of any complaint or report for Party B’s violation of this Contract or the Platform Rules by Party A during the provision of online ride-hailing services on the Didi Chuxing Platform by any Driver User served by Party B, Party B shall use its best efforts to cooperate with Party A in the investigation and evidence collection and assist Party A in handling related matters.

3.2.5	Party B shall establish consulting service relationships with Driver Users through the Platform, and enter into agreements with Driver Users by using the Consulting Service Agreement template provided by Party A, and exercise respective rights and fulfill respective obligations in accordance with such agreements.

3.2.6	Party B shall provide Party A with one original copy of the Consulting Service Agreement executed by Party B and the Driver User as required by Party A, and shall upload the scanned copy of such agreement to the Platform within 1 working day after the execution of such agreement.

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3.2.7	Party B undertakes to provide for free Driver Users with the following consulting services, which shall comply with the requirements of the Platform Rules such as the Driver User Consulting Service Standards:

3.2.7.1	Assisting Driver Users to understand the local laws on online ride-hailing and help Driver Users to judge whether they comply with relevant legal provisions, so as to avoid the losses caused by any violation of the law;

3.2.7.2	Assisting and guiding Driver Users in the completion of the registration and supplement of their information on the Platform and the Didi Chuxing Platform, and ensuring the authenticity of the information entered;

3.2.7.3	Providing Driver Users with relevant training services (including but not limited to trainings and education of Platform Rules, Didi Chuxing Platform Rules, laws, ethics, service standards, safe operation);

3.2.7.4	Providing Driver Users with business support (replying to Driver Users’ questions or complaints, etc.);

3.2.7.5	Assisting Driver Users in handling the emergencies arising from the online ride-hailing services;

3.2.7.6	Other services specified in the Platform Rules such as the Driver User Consulting Service Standards.

4.	Deposit

4.2	Party B agrees that if Party B is in violation of this Contract or the Platform Rules, and the service fee payable to Party B is insufficient to set off the liquidated damages, late fees or compensation, Party A shall be entitled to deduct the liquidated damages, late fees or compensation payable to Party A by Party B from the deposit provided in Article 4.2, and Party A shall issue a receipt to Party B for the amount deducted upon such deduction.

4.3	Party B shall pay a deposit of RMB 50,000 (SAY RMB FIFTY THOUSAND YUAN ONLY) to Party A within 5 working days from the execution of this Contract. In the event of any failure in the payment of such deposit due to special reasons, Party B shall notify Party A in writing at least 3 working days prior to the expiration of the payment period informed by Party A. With the written consent of Party A, the Parties may renegotiate the payment period. In the event of any failure in the payment of the deposit in full by Party B in accordance with this Article, Party A is entitled to collect the liquidated damages as per 1% of the unpaid amount on a daily basis. In the event of any failure in the payment of the deposit in full by Party B within 15 days after the expiration of the payment period specified in this Contract, Party A is entitled to unilaterally terminate this Contract, and this Contract shall terminate as of the date of written notice for such termination from Party A to Party B.

4.4	In case Party B shall increase the deposit in accordance with the provisions of this Contract, Party B shall pay the additional deposit within 5 working days from the date of the notice from Party A. In case Party B’s deposit is deducted in whole or in part, Party B shall make up the deposit to the amount specified in this Contract within 5 working days from the date of the deposit being deducted.

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4.5	Upon the termination or dissolution of this Contract, if there is no dispute between Party B and Driver Users, Party A shall return the remaining deposit (without interest) to Party B within 60 days from the receipt and acceptance of the deposit receipt returned by Party B; if there is any dispute between Party B and any Driver User, Party A shall return the remaining deposit (without interest) to Party B within 30 days from the receipt and acceptance of the deposit receipt returned by Party B subsequent to the settlement of such dispute.

5.	Service Fees

5.1	Party A shall evaluate and calculate Party B’s service fees based on the results of its evaluation on Party B. Party A shall evaluate the services provided and the performance of this Contract by Party B in accordance with the Driver User Consulting Service Standards, the Driver Service Company Incentive Rules and other Platform Rules on a monthly basis, and pay service fees based on the results of such evaluation. In the event of any violation of this Contract or the Platform Rules by Party B, it shall be deemed as a material defect in Party B’s services. In such case, Party A shall deduct the liquidated damages, late fees, compensation and other expenses that shall be borne by Party B from the service fee payable to Party B. If the service fee of the month when such expenses incur is less than the amount of such expenses, Party A may continue to deduct such expenses from the subsequent service fees due to Party B until such expenses are fully deducted.

5.2	The Parties shall sign the Monthly Statement to confirm the amount of the service fee on a monthly basis. Party A shall pay Party B the current service fee by the last day of the next month or within 15 working days after the receipt and acceptance of the right VAT invoice issued by Party B for the amount of the current payment and consistent with national regulations. Except as otherwise agreed by the Parties, all payments under this Contract shall be made in RMB.

5.3	The foregoing service fees shall be paid to the following account of Party B by bank transfer:

●	Account Name: Guobang (Chengdu) Financing and Leasing Co., Ltd.

●	Bank of Deposit: China Minsheng Bank Chengdu Economic & Technological Development Zone Sub-branch

●	Account Number: *******************

5.4	Party B shall issue the legal and valid VAT invoices to Party A. The requirements for such invoices are as follows:

●	Invoice Type: VAT Invoice

●	Invoice Title: Service Fee

●	Company Name: Didi Chuxing Technology Co., Ltd.

●	Bank Name: China Merchants Bank Co., Ltd. Tianjin Pilot Free Trade Zone Branch

●	Account Number: *******************

●	Company Address: Unit 12, Room 103, Building C, Office Building, Comprehensive Service Zone, Nangang Industrial Zone, Tianjin Economic-Technological Development Area, PRC.

●	Taxpayer Identification Number: *******************

●	Tel: *******************

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5.5	In the event of any failure in the provision of the VAT invoices by Party B or of any provision of unqualified VAT invoice by Party B, the service fee shall be paid to Party B by Party A subsequent to the deduction of the direct losses that may not be set off due to Party B’s failure in the provision of qualified VAT invoice.

6.	Taxes

The taxes incurred by the Parties hereto due to the performance of this Contract shall be borne by the Parties respectively.

7.	Intellectual Property Rights

Party A has exclusive rights and interests in all rights, ownership, titles, interests and intellectual property rights arising from or created by the performance of this Contract.

8.	Confidentiality

Each party shall maintain the confidentiality of all confidential information and shall not disclose any confidential information to any third party without the prior written consent of the other party, except the information that (a) is or will be known by public (not due to the disclosure to the public by the receiving party); (b) is required to be disclosed by the applicable law or any securities exchange rules or regulations; (c) is necessary to be disclosed to the counsels or financial consultants by either party in respect of the transaction under this Contract, which are also bound by similar confidentiality obligations hereunder. Disclosure of any confidential information by an employee or agency employed by either party shall be deemed to be a disclosure of such confidential information by that party, and the party shall be liable for breach of this Contract. This provision shall survive any change in or the termination of this Contract for any reason.

9.	Representations and Warranties

9.1	Party A represents and warrants as follows:

9.1.1	Party A is a company duly incorporated and validly existing under the laws of China;

9.1.2	The execution and performance of this Contract by Party A is within the scope of its corporate capacity and its business scope approved by and registered with competent authorities; Party A has taken necessary corporate actions, been duly authorized and obtained the consent and approval from third parties and governmental agencies, and will not be in violation of any laws or other restrictions binding upon Party A.

9.1.3	This Contract constitutes the legal, valid and binding obligations of Party A and may be enforced in accordance with its terms.

9.2	Party B represents and warrants as follows:

9.2.1	Party B is a company duly incorporated and validly existing under the laws of China;

9.2.2	Party B is in good standing and has not been included in the List of Enterprises with Abnormal Operations and the List of Enterprises with Serious Illegal and Dishonest Acts;

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9.2.3	The execution and performance of this Contract by Party B is within the scope of its corporate capacity and its business scope approved by and registered with competent authorities; Party B has taken necessary corporate actions, been duly authorized and obtained the consent and approval from third parties and governmental agencies, and will not be in violation of any laws or other restrictions binding upon Party B.

9.2.4	This Contract constitutes the legal, valid and binding obligations of Party B and may be enforced in accordance with its terms.

10.	Termination

10.1	In the following circumstances, any party may terminate this Contract immediately by a written notice to the other party, and this Contract shall terminate as of the date of giving such written notice by the party:

10.1.1	The other party ceases to carry on business or goes into liquidation (other than voluntary liquidation for the purpose of reorganization or combination of bona fide bankruptcy with prior written consent of such party) or dissolution;

10.1.2	The other party is unable to pay its debts as they become due, or has a receiver, administrative receiver or administrator (or any similar person provided by the laws of the place where the company is located or incorporated) appointed for bankruptcy of all or any part of its property, or will go into any bankruptcy;

10.1.3	Unless otherwise agreed, the other party is in violation of any provision of this Contract and fails to remedy such violation within 30 days from the receipt of notice of such violation from such party (if capable of remedy);

10.1.4	The other party breaches the Contract, and such party may terminate this Contract in accordance with this Contract or the Platform Rules.

10.2	In the event of any changes in industry policies, industry restrictions, business strategy adjustments and/or business adjustments, a party shall notify the other party at least 30 days in advance to terminate this Contract. This Contract shall terminate as of the date of termination specified in the notice of termination. If this Contract terminates pursuant to this Article, in addition to the payment of the amount incurred and confirmed under this Contract to the other Party, any party shall not be liable for the termination of this Contract, including but not limited to payment of late fees, liquidated damages, compensation.

10.3	In the case of a written notice 15 days in advance from either party to the other party and a payment of the liquidated damages of RMB 10,000 (SAY RMB TEN THOUSAND YUAN ONLY), this Contract shall terminate as of the date of termination stated in the notice of termination.

10.4	The period from the effective date of the Contract to the end of the next two calendar months (e.g., if the Contract becomes effective on May 3, the period is from May 3 to July 30) shall be regarded as the probation period of the cooperation between the Parties. During such period, if any party considers that the other party does not satisfy its demands, such party reserves the right to terminate this Contract at any time, and this Contract shall terminate as of the date of service of the written notice from one party to the other party.

10.5	Party A shall evaluate Party B’s service level on a monthly basis in accordance with the service standards published by the Platform Rules. If Party A has failed to satisfy the standard for acquisition of service fees for more than two consecutive months or for more than four months accumulatively during the term of the Contract, Party A is entitled to terminate the Contract by written notice to Party B, and this Contract shall terminate as of the date of service of such written notice.

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10.6	Upon the termination of this Contract, Party A is not obliged to retain any information on the Platform or provide such information to Party B; but Party A is entitled to retain Party B’s registration data and Party B’s data in connection with the driver services during the Period of Cooperation. Upon the termination of the Contract, in the event of any violation by Party B of this Contract or the Platform Rules during the Period of Cooperation is discovered, Party A is still entitled to exercise its rights under this Contract to hold Party B liable for such violation.

10.7	Upon the termination of this Contract, Party B shall remove and delete any information or signs related to Didi contained in the materials in the building, equipment and furnishings inside and outside Party B’s premises and materials published by Party B in any form.

11.	Liability for Breach

11.1	The following acts constitute Class A breaches. In the event of any breach below by Party B, Party B shall immediately remedy the breach, and Party A is entitled to send the Confirmation Letter of Breach by Partners of Guyu Platform to Party B.

11.1.1	Party B fails to cooperate with Didi’s staff, for example:

11.1.1.1	Party B is in violation of Article 3.1.4.1, and fails to provide more information or documentary evidence as required by Party A;

11.1.1.2	Party B is in violation of Article 3.2.4, and fails to cooperate with Party A in the investigation and evidence collection or to assist Party A in handling related matters;

11.1.1.3	Party B fails to affix its seal on the reply letter of the Confirmation Letter of Breach by Partners of Guyu Platform, or fails to provide Party A with such original sealed reply letter;

11.1.1.4	Other noncooperation with Didi’s staff by Party B.

11.1.2	In case any Driver User terminates the agreement in accordance with the requirements of the Consulting Service Contract and removes the binding with Party B in the Platform, Party B delays to remove such binding without justified reasons;

11.1.3	Party B fails to offer any award or preferential to any Driver User as promised in any form without any reason;

11.1.4	Party B is in violation of Article 3.2.3, and fails to notify Party A of any change or invalidity of any data, information, contact information provided to Party A at least 3 working days prior to such change or invalidity;

11.1.5	Party B is in violation of Article 3.2.6, and fails to upload the scanned copy of the Consulting Service Contract to the Platform within 1 working day from the execution of such Contract with any Driver User;

11.1.6	Party B disseminates any information not published through Didi’s official channels, or disseminates rumors relating to Didi;

11.1.7	Party B has other Class A breaches specified in the Platform Rules.

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11.2	The following acts constitute Class B breaches. In the event of any breach below by Party B, Party B shall immediately remedy the breach, and Party A is entitled to request Party B to pay the liquidated damages of an amount from RMB 1,000 (SAY RMB ONE THOUSAND YUAN ONLY) to RMB 5,000 (SAY RMB FIVE THOUSAND YUAN ONLY) based on the consequences of the breach, and send the Confirmation Letter of Breach by Partners of Guyu Platform to Party B.

11.2.1	In the event of any Class A breach, Party B fails to remedy such breach in a timely manner or within the time limit notified by Party A, or the Contract is still breached upon the completion of the remedy;

11.2.2	In the event of three Class A breaches in 12 consecutive calendar months, the third Class A breach shall be regarded as a Class B breach;

11.2.3	The breach provided in Article 11.1.4 occurs twice in 12 consecutive natural months;

11.2.4	Party B is in violation of Article 3.1.5 and publishes any information irrelative to the driver service or any information of malicious competition and other information that may disrupt the normal transaction order of the Platform, or any information that violates the laws or the public interests or may harm the legitimate interests of the Platform and/or other third parties;

11.2.5	Party B is in violation of Article 3.2.5, and fails to perform its obligations to any Driver User under the Consulting Service Contract with such Driver User;

11.2.6	Party B charges any management fee, subordination fee, performance bond and other fees against any Driver Users in any form and on any ground other than those fees under the Consulting Service Contract; or Party B charges any fee of RMB 200.00 (SAY RMB TWO HUNDRED YUAN ONLY) or more against the Driver User each time in any form and on any ground other than those fees under the Consulting Service Contract, without the prior written consent of Party A and the prior notice on the Platform, except for the collection of social insurance premiums required to be paid by Party B on behalf of the Driver User; or in case Party B charges any fee of less than RMB 200.00 (SAY RMB TWO HUNDRED YUAN ONLY) against the Driver User each time in any form and on any ground other than those fees under the Consulting Service Contract, without the prior written notice to Party A and the prior notice on the Platform, Party A is entitled to inspect the charged items reported to Party A by Party B from time to time. If Party A determines that the fees charged by Party B are substantially management fee, subordination fee, performance bond and other prohibited fees against Driver Users in disguised form, and Party B fails to provide conclusive evidence proving that such fees are charged for the benefit of Driver Users, it shall be deemed as a breach by Party B under this Article;
11.2.7	Party B has other Class B breaches specified in the Platform Rules.

11.3	The following acts constitute Class C breaches. In the event of any breach below by Party B, Party B shall immediately remedy the breach, and Party A is entitled to request Party B to pay the liquidated damages of an amount from RMB 5,000 (SAY RMB FIVE THOUSAND YUAN ONLY) to RMB 50,000 (SAY RMB FIFTY THOUSAND YUAN ONLY) based on the consequences of the breach, and send the Confirmation Letter of Breach by Partners of Guyu Platform to Party B.

11.3.1	In the event of any Class B breach, Party B fails to remedy such breach in a timely manner or within the time limit notified by Party A, or the Contract is still breached upon the completion of such remedy;

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11.3.2	In the event of three Class B breaches in 12 consecutive calendar months, the third Class B breach shall be regarded as a Class C breach;

11.3.3	Party B makes false publicity in violation of the Platform Rules (including but not limited to exaggerated scale of company, exaggerated advertisement or services or preferential with false promises, etc., misleading Driver Users with false facts such as order preference from Didi);

11.3.4	Party B is in violation of Article 9.2 and fails to satisfy Party A’s cooperation requirements for consulting companies;

11.3.5	Except for the provisions in Article 11.2.6, Party B enters into other agreements in any form other than the Consulting Service Contract on the Platform, or restricts Driver Users’ rights or add their obligations in any form, without prior written consent of Party A;

11.3.6	Party B forces Driver Users to transact any business irrelative to Didi or forces Driver Users to have unreasonable consumption;

11.3.7	Party B disseminates any information not published through Didi’s official channels, or disseminates rumors relating to Didi and causes material adverse effects to Didi (e.g., any losses incurred to Driver Users);

11.3.8	Party B insults, intimidates, threats, cheats and forces Driver Users;

11.3.9	Party B publishes regulations inconsistent with Didi’s business policies and the Platform Rules;

11.3.10	Party B has other Class C breaches specified in the Platform Rules.

11.4	The following acts constitute Class D breaches. In the event of any breach below by Party B, Party B shall immediately remedy the breach, and Party A is entitled to request Party B to pay the liquidated damages of not less than RMB 50,000 (SAY RMB FIFTY THOUSAND YUAN ONLY) based on the consequences of the breach, and send the Confirmation Letter of Breach by Partners of Guyu Platform to Party B, and terminate the Contract.

11.4.1	In the event of any Class C breach, Party B fails to remedy such breach in a timely manner or within the time limit notified by Party A, or the Contract is still breached upon the completion of such remedy;

11.4.2	In the event of three Class C breaches in 12 consecutive calendar months, the third Class C breach shall be regarded as a Class D breach;

11.4.3	Party B is in violation of Article 3.2.3 and provides false data or information to Party A ;

11.4.4	Party B indulges Driver Users’ violation of the Platform Rules and assists Driver Users in cheat, jobbery and other illegal activities inconsistent with the purposes of the cooperation;

11.4.5	Party B or Party B’s affiliates use or use in disguised form the company name, trade name, trademark and logo of Party A or Party A’s affiliates without the consent of Party A or Party A’s affiliates or fail to use such names, trademark or logo as agreed, or Party B uses the company name and logo similar to above trademarks and logo (if Party A or Party A’s affiliates considers that the company name or logo used by Party B or Party B’s affiliates is similar to the trade name or trademark of Party A or Party A’s affiliates, Party A may notify Party B and Party B’s affiliates to change its name. If Party B or Party B’s affiliates fail to take measures within 20 days from the receipt of such notice, it shall be deemed as a use of trademark and logo similar to those of Party A or Party A’s affiliates).

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11.4.6	Party B or Party B’s affiliates conduct illegal or criminal activities relying on the partnership with Didi;

11.4.7	Party B, Party B’s shareholders, legal representatives, officers or Party B’s affiliates make illegal profits relying on their relationship with the Didi’s staff (including but not limited to relatives, couples, friends);

11.4.8	Party B or Party B’s shareholders, legal representative, officers or Party B’s affiliates is in violation of the provisions of the Trust and Integrity and Commercial Anti-Bribery Agreement between the Parties;

11.4.9	Party B charges any fee against Driver Users in the name of Didi;

11.4.10	Party B forces Driver Users to transact any business irrelative to Didi or forces Driver Users to have unreasonable consumption, which causes material adverse effects to Didi or causes adverse social effects (including but not limited to collective complaints, illegal assembly, petitions, march, sit-in or containment of Didi by Driver Users, news media releases);

11.4.11	Party B, Party B’s staff or Party B’s affiliates are in violation of Article 8 and discloses Party A’s confidential information to third parties in any form;

11.4.12	In consideration of the fact that Party B may have access to the relevant trade secrets of Didi during the cooperation, Party B or Party B’s any affiliate cooperates with any entity competitive with Didi (including but not limited to Meituan, CAR, Yongche, izu, Caocao, Dida) in any form without prior written notice to and confirmation by Didi;

11.4.13	Party B introduces the entities competing with Didi (including but not limited to Meituan, CAR, Yongche, izu, Caocao, Dida) to Driver Users, and induces Driver Users to conduct activities directly competing or conflicting with Didi;

11.4.14	Party B instigates and organizes Driver Users to conduct illegal assembly, petition, march, sit-in or containment of Didi, etc. in any form, or any collective complaints, illegal assembly, petitions, marches, sit-in or containment of Didi and other mass disturbances by Driver Users are incurred by the products or services provided by Party B;

11.4.15	Party B disseminates any information not published through Didi’s official channels, or disseminates rumors and causes material adverse effects to Didi (including but not limited to collective complaints, illegal assembly, petitions, marches, sit-in or containment of Didi by Driver Users, and news media releases);

11.4.16	Party B maliciously slanders other companies or takes other mean measures to disrupt the market order and conducts unfair competition:

11.4.16.1	Party B disseminates other rumors to maliciously slander other companies;

11.4.16.2	Party B dispatches undercover personnel to other companies to disrupt the operation order of other companies and solicits Driver Users or management personnel of other companies;

11.4.16.3	Party B conducts other activities of unfair competition which seriously disrupt the market order;

11.4.17	Party B has other Class D breaches stipulated in the Platform Rules;

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11.5	In the event of any breach of the terms of this Contract by either party, the breaching party shall remedy such breach within the time limit notified by the observing party. In the event of any losses incurred to the observing party, in addition to the corresponding liability for breach under this Contract, the breaching party shall also be liable for the compensation for such losses (including but not limited to the losses incurred to the counterparty by such breach, the legal costs, notarial fees, appraisal fees, the attorney’s fee, the travel expenses, etc., arising from the investigation and affixation of the liabilities of the breaching party by the counterparty). Unless any party is in violation of the confidentiality clause, in any case, neither party shall be liable for any indirect, punitive claims, or claims for losses of commercial profits, or damages for business losses of the company or any third party arising from this Contract, or for any loss or inaccuracy of data of any form, whether based on contract, tort or any other legal principle, even though the party has been informed of the possibility of such damage.

11.6	In case Party B is in violation of this Contract or the Platform Rules, Party A is entitled to take actions such as suspending the provision of platform services, permanently ceasing the provision of platform services, and/or temporarily closing and permanently closing the corresponding functions of a driver service company.

11.7	In case any act of either party is in violation of several provisions of this Contract at the same time, the observing party is entitled to choose one provision as the basis for the investigation and affixation of the liability for breach of the breaching party. In case several acts of either party are in violation of several provisions of this Contract at the same time, the observing party is entitled to investigate and affix the liability for breach of the breaching party in accordance with each provision violated.

11.8	In the event of several valid agreements between Party A and Party B, any act of either party is in violation of such agreements between the Parties at the same time, the observing party is entitled to choose to investigate and affix the liability for breach of the breaching party in accordance with all provisions of all of such agreements or provisions of part of such agreements.

12.	Governing Law; Dispute Settlement

12.1	The execution, validation, interpretation, performance, modification and termination of this Contract and the settlement of disputes under this Contract shall be governed by the laws of China.

12.2	Any dispute arising from the interpretation and performance of the terms of this Contract shall be settled by the Parties through negotiation in good faith. If the Parties fail to reach an agreement on the settlement of such dispute within 30 days from the requirement of such negotiation by either party, such dispute may be submitted to the Beijing Arbitration Commission for arbitration in accordance with its arbitration rules in force then. The arbitral award shall be final and binding upon the Parties.

12.3	During the settlement of the dispute, the Parties shall continue to fully perform this Contract, except for the matters in dispute.

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13.	Notices

13.1	All notices and other communications to either party hereto required or permitted hereunder shall be made in Chinese and served by personal delivery or by registered mail with postage prepaid, commercial courier service or by e-mail to the address of the party specified in this article. The date on which such notice shall be deemed to have been served upon such party shall be determined as follows:

13.1.1	Notices given by personal delivery, registered mail with postage prepaid or commercial courier service shall be deemed effectively given on the date of receipt or rejection at the designated address for notices;

13.1.2	Notices given by e-mail shall be deemed effectively given when the mail enters into the addressee’s e-mail address contained in this article or at the time of the receipt of the system prompt for the failed transaction in the case of the invalidation of receiver’s e-mail address.

13.2	For the purpose of notices, the contacts and contact information designated by the Parties are as follows:

13.2.1	Party A’s contact: (Tele/Mobile number :)

Address:

E-mail:

13.2.2	Party B’s contact: Gao Youkang (Telephone/Mobile number: ********)

Address: No. 8, Checheng Dongqilu, Economic & Technological Development Zone, Chengdu

E-mail: **************

13.3	In the event of any change to the contacts, address or e-mail address of either party, such party shall notify the other party at least 3 working days in advance by the means provided in this article. Otherwise, the original address or e-mail address shall still be the valid address for notices.

14.	Force Majeure

14.1	“Force Majeure” means an event beyond the reasonable control of the Parties, unforeseeable or unavoidable even foreseeable by the Parties to the Contract, which prevents, affects or delays the performance by either party of its obligations under this Contract in whole or in part. Such event includes but is not limited to natural disaster, war, fire, riot, strike, Internet connection failure, computer system failure, communication failure, computer virus, hacker attack or any other similar events that shall be considered as events of force majeure in accordance with commercial practices.

14.2	The affected party may temporarily suspend the performance of its obligations under this Contract until the effects of the event of force majeure are eliminated. The affected party shall fully notify the other party in writing of the occurrence of such event of force majeure and the possible effects of such event on this Contract in a timely manner, and shall use its best efforts to eliminate such event and mitigate its adverse effects, and provide the written evidence issued by relevant notary office within a reasonable period. Upon the fulfillment of the aforesaid obligations, the affected party shall not be liable to the other party for the breach within the scope of effects of such event of force majeure.

14.3	In case the event of force majeure sustains for more than 20 days, either party is entitled to terminate this Contract unilaterally by a written notice to the other party, and this Contract shall terminate from the date on which such party gives such written notice of termination.

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15.	Independent Contractor

Nothing in this Contract shall be deemed to create any joint venture, partnership, or agency relationship between the Parties. Without the written consent of the authorized representative of the other party, neither party is entitled to execute any agreement on behalf of the other party or cause the other party to be bound by any law or borrow money or incur any liability or obligation on behalf of the other party hereto. Each party shall be solely liable for the actions of its employees and contractors employed for the purposes of the promotional activities.

16.	Data and Privacy Protection

The collection, storage and maintenance by either party of the third-party data, personal data or information obtained as a result of the execution or performance of this Contract shall comply with all applicable laws, regulations or rules.

17.	Business Principles

17.1	Party B warrants that it does not give or offer any gift to any employee, agent or representative of Party A, and that there is no other improper interest transfer (including but not limited to giving material benefits or other non-material benefits in the form of gifting or lending or at a price significantly higher or lower than the market price) with the aforesaid persons, and it will not offer or grant such items or carry out improper benefits transfer in the future, in order to obtain any business from Party A, or to affect the aforesaid persons in the aspects of the terms, conditions or performance of any purchase agreement or order (including but not limited to this Contract) between the Parties.

17.2	Party B warrants and undertakes that it will strictly abide by the commercial anti-bribery laws and regulations in force in China and provisions for anti-corruption in all applicable laws and regulations including the Foreign Corrupt Practices Act (FCPA) of the United States, and it shall not provide any bribes to any government official, employee of state-owned enterprises or public agency during the performance of this Contract. Any violation of this article by Party B shall be considered as a material breach of the Contract, and Party A is entitled to immediately terminate the Contract and the cooperation relationship between the Parties, and request Party B to pay the liquidated damages of RMB 50,000 (SYA RMB FIFTY THOUSAND YUAN ONLY) and indemnify for all losses incurred to Party A therefrom.

17.3	Party A’s e-mail address for receiving the report of any violation of Code of Business Conduct is jubao@didiia.com. In the event of any violation of its Code of Business Conduct found by Party A, Party B shall cooperate with Party A in the investigation as required by Party A. If Party B fails to cooperate with Party A in such investigation, it shall be deemed as a material breach by Party B. In such case, Party A is entitled to immediately terminate this Contract and the cooperation relationship between the Parties, and request Party B to pay the liquidated damages of RMB 50,000 (SAY RMB FIFTY THOUSAND YUAN ONLY) and indemnify for all losses incurred to Party A thereby.

18.	Assignment

During the term of the Contract, neither party may assign, or transfer its rights and obligations under this Contract in whole or in part, without the prior written consent of the other party. However, Party A may transfer its rights and obligations under this Contract to any of its affiliates in whole or in part with the written notice to Party B, and Party B irrevocably agrees and permits Party A’s such rights, provided that Party A shall ensure that such transferee or assignee will comply with relevant laws and regulations, and ensure that Party B is exempt from any liability and consequences arising from any violation of applicable laws and regulations by such transferee or assignee, and Party A shall indemnify for the losses incurred to Party B therefrom.

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19.	Severability

If any one or more provisions contained in this Contract is held to be invalid, illegal or unenforceable in any way in accordance with any law or regulation, the validity, legality or enforceability of the remaining provisions in this Contract shall not in any way be affected or impaired. Such invalid, illegal or unenforceable provision shall be replaced by a valid, legal or enforceable provision that has similar economic effects of such invalid, illegal or unenforceable provision by the Parties through good faith negotiation to the fullest extent permitted by laws and expected by the Parties.

20.	Constitution, Amendment and Supplement of the Contract

20.1	All Platform Rules are an integral part of this Contract. In the event of any inconsistence between the Platform Rules and this Contract, the Platform Rules shall prevail. If Party B signs this Contract and uses the Platform, it shall accept to be bound by the Platform Rules. Party A is entitled to develop and revise the Platform Rules pursuant to the operation of the Platform. For the development and revision of the Platform Rules that may affect Party B’s rights and obligations, Party A will notify Party B in writing via email 10 days prior to the implementation of the new Platform Rules, and Party B shall decide whether to continue to perform this Contract within 10 days from the date of receipt of the notice via email. If Party B rejects the new Platform Rules, it shall send a written application for the termination of this Contract to Party A within 10 days from the date of receipt of such notice. If Party B fails to propose the termination of this Contract or continues to log in and use the Platform within such 10-day period, it shall be deemed to agree to the new Platform Rules. The new Platform Rules shall become effective as of the effective date specified in the Platform Rules, and Party B shall strictly abide by the new Platform Rules as of the effective date.

20.2	Except for the Platform Rules, any amendment and addition to this Contract shall be signed by the Parties in writing. The amended and supplemental agreements signed by the Parties in connection with this Contract shall be an integral part of this Contract and shall have the same legal effect as this Contract.

21.	Limited Liability

21.1	Party A only provides the Platform, and Party B shall select (at its own discretion) Driver Users to establish the consulting service relationship. Any dispute or controversy arising from the consulting services between Party B and any Driver User shall be settled by Party B and the Driver User, and Party A neither shall be liable for such dispute, nor shall be liable for the losses incurred to Party B and the Driver User during the provision of the consultation service by Party B to the Driver User.

21.2	Party A shall only conduct a formal review for the materials submitted and the information published by Party B. The approval by Party A shall not represent that Party A acknowledges the authenticity and legality of such material and information. In the event of any loss incurred to Party A or any third party due to the false data and information provided by Party B, Party B shall be liable for compensation and shall be liable to Party A for the breach.

21.3	Party B has fully understood the functions and characteristics of services of the Platform prior to the use of the Platform and agrees that Party A shall not be liable to Party B for any defect in software, insufficiency of function or any necessary improvement.

21.4	Party B’s use of the Platform and the acquisition of any information by using the Platform are solely at Party B’s independent judgment and are at Party B’s own risk (including but not limited to the losses caused by damage to Party B’s computer system or mobile phone system or loss of data.)

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22.	Validation and Term

This Contract shall come into force as of the Effective Date. Unless this Contract shall be terminated early in accordance with this Contract or other agreements signed by the Parties, this Contract shall be valid from the Effective Date to the last day of the 12th calendar month from the Effective Date (e.g. if the Effective Date of the Contract is June 27, 2017, the Contract is valid from such date to June 30, 2018).

23.	Miscellaneous

23.1	The Parties acknowledge that, in the event of prior Consulting Service Contract and similar agreement between Party B and Party A or Party A’s affiliates, such prior agreements shall terminate as of the Effective Date of this Contract.

23.2	The deposit (if any) paid by Party B for the agreements terminated in accordance with foregoing paragraph shall be directly converted into the deposit under this Contract, and if the deposit paid by Party B is lower than the amount of the deposit payable by Party B under this Contract, Party B shall make up the difference within the period of payment of deposit agreed in this Contract.

23.3	The expressions of “not less than”, “no more than” and “within” in this Contract, include the given figure; the expressions of “N working days in advance”, “within N working days”, “N days in advance”, “within N days”, include the Nth working day and the Nth day.

23.4	This Contract is made in triplicate of equal legal effect, with Party A holding two copies and Party B holding one copy.

Annex: Agreement for Didi Chuxing Partners on Honesty & Integrity and Anti-commercial Bribery

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Party A: /s/ Didi Chuxing Technology Co., Ltd.

Party B: /s/ Guobang (Chengdu) Financing and Leasing Co., Ltd.

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Annex:

Agreement for

Didi Chuxing Partners on Honesty & Integrity and Anti-Commercial Bribery

Party A: Didi Chuxing Technology Co., Ltd.

Party B: Guobang (Chengdu) Financing and Leasing Co., Ltd.

[Instruction: This Agreement shall be exclusively used by Didi Chuxing Technology Co., Ltd. to conclude contracts externally. This Agreement shall be attached to all contracts signed externally as an annex thereto to guarantee the interests of contracting parties.]

To build fair and honest business cooperation ecology, the cooperating Parties hereby make and enter into the honesty & integrity and anti-commercial bribery agreement binding on both Parties.

To ensure stricter compliance with the provisions of laws and regulations concerning the prohibition of commercial bribery, safeguard common interests and promote the sound development of the Parties’ relationship, the Parties hereby agree as follows through friendly negotiation for mutual compliance:

Article I [Purpose of Contracting]

The Parties shall comply with national laws and regulations on anti-commercial bribery, ensure legal business transactions between the Parties, and shall never damage either party’s interest for the purpose of improper cooperation interest in any illegal or corruptible manner. The Parties shall strictly comply with this Agreement.

The term “commercial bribery” used in this Agreement refers to all direct or indirect improper interests in material, service or spiritual forms given by Party B or its personnel to Party A’s employees in order to obtain the opportunity of cooperation with Party A and cooperation benefits.

Article II [Honesty and Integrity Commitments]

(I) Party B undertakes:

1.	Not to bribe any employee of Didi Chuxing or family members thereof in any way.

2.	To support the honesty and integrity construction of Didi Chuxing and assume the obligation of real-name reporting; if any employee directly under Party B or involved in the cooperation doesn’t refuse or report any bribe demand from the employees of Didi Chuxing or their family members and meets such demand, it shall be deemed Party B’s commitment of bribery.

3.	To voluntarily report the connection and interest relationship with the employees of Didi Chuxing.

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4.	To insist on integrity principle during transactions with Didi Chuxing and at least ensure: all information, documents, materials, data and relevant written and oral statements provided for Didi Chuxing are true and accurate.

5.	To strictly comply with the commitments made to Didi Chuxing, contracts, agreements and memos between the Parties, not to conceal any information that may impact the interest of Didi Chuxing, and actively cooperate in the audit of Didi Chuxing.

6.	To comply with the provisions in the code of conduct for Didi Chuxing partners, cooperation agreements and other policies.

7.	To strictly comply with the provisions concerning Didi Chuxing brand management, and without authorization, shall not use 滴滴, DIDI, Didi Chuxing, Car Owner Club, authorized partner and any other easily confusing words.

8.	To strictly comply with relevant national laws and regulations, and not to engage in any illegal activity.

9.	To strictly manage company employees.

10.	To keep practical and realistic, not to communicate any false information internally or externally, and not to disclose any business secrets of Didi Chuxing.

11.	To comply with national laws, regulations and Didi Chuxing provisions, keep honest in bid & tender or business cooperation course, and participate in bid or tender activities and business cooperation according to laws and regulations.

Article III [Improper Interest]

Party B, Party B’s affiliates or employees and associated personnel thereof:

(1)	shall not give cash gift, articles, negotiable securities directly or indirectly, or provide improper interest in other disguised forms in the name of Party B or in personal name to any employee of Party A or associated personnel (including but not limited to direct relative, collateral relative within three generations, close relatives by marriage or other persons who are closely related or have interest relationship); including but not limited to cash, checks, credit card gifts, samples, or other commodities, entertainment tickets, membership cards, or kickback, return commission in the form of currency or goods, employment or properties, introduction of private business cooperation, and travel, entertainment or personal service at the cost of Party B.

(2)	Introduce business or other activities to Party A, or to any spouse, friend or relative of Party A’s employees as required by Party A’s employees.

Article IV [Conflicts of Interest] including but not limited to:

(1)	Party B shall not provide loan or financing of any form for Party A’s employees and associated personnel;

(2)	If any of Party B’s shareholders, supervisors, managers, officers (including but not limited to the senior management, chief executive officer, chief financial officer, and other department managers subject to powers or duties as defined in the Company Law), cooperation project leaders and project members are Party A’s employees or its associated personnel, Party B shall truthfully and fully report the same to Party A in writing before cooperation;

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(3)	In the process of cooperation, Party B shall not allow Party A’s employees and their direct relative to hold or have a third party to hold Party B’s equities (other than shares held through less than 1% outstanding equities in open securities exchange market, through funds without actual control right held directly or indirectly, or through trust of which the beneficiary is not any of the aforesaid person or his/her associated personnel), or employ Party A’s employees and their direct relatives (including but not limited to the establishment of formal labor relations, labor dispatching and outsourcing services, part-time consulting, and other forms). If Party B has employed any relative or other associated personnel of Party A’s employees (including but not limited to direct relatives, collateral relatives within three generations, close relatives by marriage or other persons who are closely related or have interest relationship), Party B shall truthfully and fully report to Party A in written form before Party A and Party B conclude the cooperation agreement or within three days upon employment.

Article V [Liability for Default]

(1)	If Party B commits any violation of the aforesaid agreements, Party A has the right to unilaterally and completely terminate the contract and cooperation with Party B, and no associated entities of Party A will establish commercial cooperation with Party B at any time and under any circumstance in the future, including but not limited to Party B and all of its subsidiaries, branches and affiliates (the affiliates of Party B include without limitation the companies or other organizations established, participated in, operated, controlled by or otherwise affiliated with Party B’s shareholders, legal person, actual controller or directors, supervisors, and their direct relatives, collateral relatives within three generations, close relatives by marriage or other persons who are closely related or have interest relationship); besides, Party B shall pay liquidated damages to Party A at an amount of RMB 100,000 or 50% of the total amount paid/discharged under the involved order (contract), whichever is higher; if Party B’s default causes any loss to Party A that cannot be covered by liquidated damages, Party A will recover compensations for actual losses from Party B.

(2)	Party B shall pay the liquidated damages within 5 working days upon Party A’s discovery of any breach, and if the payment is not made in time, Party A has the right to directly deduct the same from the contract price.

(3)	Where any improper interest is provided to any employee of Party A or his/her associated personnel, whether actively or passively, if Party B voluntarily provides effective information for Party A actively, Party A will consider, based on actual situations whether, to continue cooperation with Party B and/or waive the aforesaid liability for default.

(4)	The aforesaid circumstances are at absolute sole discretion of Party A.

(5)	Where any violation of the commitments on part of either party or its employee constitutes a crime, either party may report the crime to a judicial authority, and the persons involved will be prosecuted for criminal offense; the party violating the commitments and its employees, if causing economic loss to other party, shall provide compensations.

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Article VI [Reporting Channels and Reward]

If Party B becomes aware of/suspects any violation of the aforesaid provisions on part of Party A’s employees, Party B shall contact the Risk Control Compliance Department (RCCD) of Party A. If the information provided by the information provider about any commercial bribery is verified to be true, Party A will reward the information provider depending on the influence extent of the event, and in case of any event producing significant influence, will give special reward.

Party A has a special email address to accept the complaints from Party B: jubao@didiia.com; complaint hotline: 010-62962880. Party A will keep all information providers and all materials provided by them strictly confidential.

Article VII [Miscellaneous]

This Agreement is annexed to the Consulting Service Contract, made in triplicate and has equal legal force to the Consulting Service Contract. The issues that are not covered by this Agreement shall be subject to the terms of the Master Contract.

Party A: /s/ Didi Chuxing Technology Co., Ltd.

Party B: /s/ Guobang (Chengdu) Financial Leasing Co., Ltd.

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